EXHIBIT 2

1212500 Alberta Ltd.

6% EXCHANGEABLE SECURED SUBORDINATED DEBENTURE

US$2,000,000	Due: April 25, 2008

ARTICLE 1
PRINCIPAL SUM

Section 1.1    Principal Sum.

For value received, 1212500 Alberta Ltd. (the “Corporation”) having its head office at #1003, 409 Granville Street, Vancouver, British Columbia, V6C 1T2 (the “Head Office”) hereby promises to pay to the order of the Holder on April 25, 2008 (the “Maturity Date”) the principal sum of TWO MILLION DOLLARS (US$2,000,000) in lawful money of the United States of America upon presentation and surrender of this Debenture at the Head Office of the Corporation or such other place in Toronto, Ontario (Canada) or Vancouver, British Columbia (Canada) as the Corporation may designate by notice in writing to the Holder not less than Ten (10) Business Days prior to the Maturity Date or such other date of surrender as is permitted hereunder.

Section 1.2    Interest.

(1)	The principal sum outstanding from time to time shall bear interest at the rate of 6% per annum, calculated daily on the basis of the actual number of days elapsed in a year of 365 days and payable semi-annually and not in advance, with the first such interest payment being due and payable on October 25, 2006. Interest on overdue interest and on any other amount payable hereunder shall be calculated at the same rate and shall be payable upon demand therefor by the Holder.

(2)	Interest payable hereunder shall be paid, at the option of the Holder, in cash or by the issuance of Common Shares, and shall be payable, and shall continue to accrue, both before and after maturity, default and judgment from and including the date hereof until all indebtedness (including interest) payable hereunder to the Holder has been fully paid and satisfied.

(3)	If the Holder elects, by written notice to the Corporation not less than ten Business Days prior to any particular interest payment date, to receive such interest payment in Common Shares, the Corporation shall deliver to the Holder on such interest payment date, the number of Common Shares that is equal to the accrued and unpaid interest payable to the Holder on such date, divided by the Weighted Average Trading Price (determined as of the date immediately preceding such interest payment date).

ARTICLE 2
INTERPRETATION

Section 2.1    Definitions.

As used in this Debenture, the following terms have the following meanings:

“Affiliate”has the meaning specified in the Canada Business Corporations Act, as in effect on the date hereof.

“BMG”means Battle Mountain Gold Exploration Corp., a corporation having its head office at One East Liberty Street, Sixth Floor, Suite 9, Reno, Nevada, U.S.A. 89504.

“Bridge Finance Agreement” means the Bridge Finance Agreement dated April 25, 2006 between the Corporation and BMG, as borrowers, and Macquarie, as Bridge Lender.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario (Canada) or Vancouver, British Columbia (Canada).

“Common Shares” means the shares without nominal or par value of BMG designated as common shares in its articles of incorporation, as such shares exist at the commencement of business on this date; provided that in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification, then, subject to adjustments, if any, having been made in accordance with the provisions of Section 6.4, “Common Shares” shall mean the shares resulting from the subdivision, redivision, reduction, combination, consolidation or reclassification, as the case may be.

“Corporate Reorganization” means any transaction whereby all or substantially all of a corporation’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Corporation”has the meaning specified in Section 1.1.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Price”has the meaning specified in Section 6.1(1).

“GAAP”means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

“Gold Facility Agreement”means the Gold Facility Agreement dated April 25, 2006, between the Corporation, as Facility User, BMG, as guarantor, and Macquarie, as Lender

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“GSA”means the general security agreement dated the date hereof, executed by BMG in favour of the Holder, together with all amendments, supplements, restatements and replacements thereof at any time and from time to time hereafter.

“Guarantee”means the guarantee and support agreement dated the date hereof, executed by BMG in favour of the Holder.

“Head Office” has the meaning specified in Section 1.1

“Holder”means IAMGold Corporation, and its successors or assigns.

“Instrument”means this Debenture, any of the Transaction Documents or any other agreement or instrument (whether now existing, presently arising or created in the future) delivered by the Corporation to the Holder.

“Lien”means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Offering”has the meaning specified in Section 5.1(q).

“Offering Date” has the meaning specified in Section 5.1(q).

“Macquarie”means Macquarie Bank Limited.

“Macquarie Debt”means all indebtedness owing by the Corporation to Macquarie pursuant to the Gold Facility Agreement, the Bridge Finance Agreement, in each case as reduced from time to time in accordance with the terms thereof, and all Hedging Obligations under any Hedging Arrangements (as such terms are defined in the Gold Facility Agreement).

“Macquarie Security Interest” means all security granted by the Corporation in favour of Macquarie at any time and from time to time to secure the Macquarie Debt.

“Maturity Date”has the meaning specified in Section 1.1.

“Mortgaged Property” means all property and assets of the Corporation that are subject to the Liens created pursuant to Section 3.1.

“Obligations”means all monies now or at any time and from time to time hereafter owing or payable by the Corporation to the Holder and all obligations (whether now existing, presently arising or created in the future) of the Corporation in favour of the Holder, including without limitation, all costs and expenses (including court costs and legal fees and disbursements on a solicitor client basis), if any, incurred or paid by the Holder in connection with any Default or Event of Default or in connection with the enforcement or attempted enforcement of this Debenture or any other Transaction Document, whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between the Holder and the Corporation or from any agreement or dealings with any other Person by which the Holder may be or become in any manner whatsoever a creditor or other obligee of the Corporation or however otherwise arising and whether the Corporation is bound alone or with another or others and whether as principal or surety, including monies payable or obligations arising in connection with this Debenture.

“Owned Property” has the meaning specified in Section 4.1(g).

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Holder’s opinion, adequate provision has been made for their payment;

(b)	Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Holder’s opinion, reduce the value of the asset against which such Liens have arisen or materially interfere with the use of such assets in the operation of the business of the Person;

(c)	Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Holder’s opinion, reduce the value of the assets against which such rights have been granted or reserved or materially interfere with the use of such assets in the operation of the business of the Person;

(d)	Title defects or irregularities which are of a minor nature and which, in the Holder’s opinion, do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;

(e)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(f)	Attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed;

(g)	The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Holder’s opinion, reduce the value of the real property against which they are registered or materially interfere with the use of such real property in the operation of the business of the Person;

(h)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person, provided that such Liens do not, in the Holder’s opinion, reduce the value of any asset of the Person or materially interfere with the use of any such asset in the operation of the business of the Person;

(i)	Servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the real property of the Person, provided same are complied with and do not in the Holder’s opinion, reduce the value of the subject real property or materially interfere with the use of the real property in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;

(j)	Applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Holder’s opinion, reduce the value of any real property of the Person or materially interfere with the use of the real property in the operation of the business of the Person;

(k)	The right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(l)	Liens in favour of the Holder; and

(m)	Liens in respect of the Macquarie Debt.

“Person”means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Premises”means any premises owned or occupied by the Corporation from time to time.

“Published Market” means, for a class of securities, a marketplace in which such securities are traded that regularly discloses the prices at which such securities have traded in a publication of general and regular paid circulation or in a form that is broadly distributed by electronic means.

“Receiver”shall include one or more of a receiver, receiver-manager or receiver and manager of all or any part of the Mortgaged Property.

“Security Interest” has the meaning specified in Section 3.3.

“Subordination Agreement” means the Subordination Agreement dated the date hereof between the Holder, the Corporation, BMG and Macquarie.

“Trading Day” means, a day on which at least one trade of 100 shares or more in the Common Shares has occurred on a Published Market.

“Transaction Documents” means, collectively, this Debenture, the Guarantee, the GSA, the Support Agreement, and all other agreements and other instruments delivered to the Holder (whether now existing or hereafter arising) in connection with the Security Interest granted to the Holder in respect of any Obligations.

“Weighted Average Trading Price” means, for any particular date of determination, the quotient obtained by dividing (i) the aggregate dollar trading values of the Common Shares for the twenty consecutive Trading Days immediately preceding such date of determination, as reported by the Published Market, by (ii) the aggregate number of Common Shares traded on the Published Market during such period of twenty consecutive Trading Days.

Section 2.2    Gender and Number.

        Any reference in this Debenture to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 2.3    Headings, etc.

        The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 2.4    Currency.

        All references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

Section 2.5    Certain Phrases, etc.

        In this Debenture (i) the words “including” and “includes” mean “including (or includes) without limitation” and the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 2.6    Accounting Terms.

        All accounting terms not specifically defined in this Debenture shall be interpreted in accordance with GAAP.

Section 2.7    Incorporation of Schedules.

        The schedules attached to this Debenture shall, for all purposes of this Debenture, form an integral part of it.

ARTICLE 3
SECURITY AND SUBORDINATION

Section 3.1    Charge.

(1)	In consideration of the sum of Ten Dollars ($10.00) now paid to the Corporation by the Holder (receipt of which is hereby acknowledged by the Corporation), and to secure the due payment and performance of the Obligations, but subject to the exceptions set forth in Section 3.2, the Corporation grants, assigns, conveys, transfers, mortgages, pledges and charges, as and by way of a floating charge, and grants a security interest in, the whole of the undertaking of the Corporation and all of its property and assets, real and personal, movable and immovable, tangible and intangible, of every nature and kind whatsoever, wheresoever situate, both present and future.

(2)	The Corporation and the Holder acknowledge that (i) value has been given, (ii) the Corporation has rights in the Mortgaged Property (other than after-acquired property), (iii) they have not agreed to postpone the time of attachment of the Security Interest, and (iv) the Corporation has received a duplicate original copy of this Debenture.

Section 3.2    Exceptions as to Leases.

        The Security Interest shall not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease now held or hereafter acquired by the Corporation in respect of real property, but the Corporation shall stand possessed of any such last day upon trust to assign and dispose of it as the Holder may direct. Where the giving of a mortgage, charge and pledge or security interest on any real or personal property held by the Corporation under lease requires the consent of the lessor, the giving of the Security Interest on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the Security Interest on such property shall not affect the Security Interest on any other property of the Corporation.

Section 3.3    Charge Valid Irrespective of Advance of Money.

        The mortgages, charges, pledges and security interests hereby created (collectively, the “Security Interest”) shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be owing or in existence before or after or upon the date of this Debenture. The Security Interest shall be at all times rank subordinate to the Macquarie Security Interest, in accordance with the terms of the Subordination Agreement and shall rank prior to or pari passu with all subsequent security interests granted by the Corporation.

Section 3.4    Supplemental Indentures.

        The Corporation shall from time to time on demand by the Holder execute and deliver such further deeds or supplemental indentures, which shall thereafter form part hereof, for the purpose of mortgaging, charging as and by way of a fixed charge, pledging or securing in favour of the Holder any Mortgaged Property, the description of the Mortgaged Property, for correcting or amplifying the description of any Mortgaged Property or for any other purpose not inconsistent with the terms of this Debenture.

Section 3.5    Continuing Security.

        Notwithstanding the principal sum expressed to be payable under this Debenture or the stipulated rate of interest, this Debenture and any other security given with the Holder’s consent in replacement thereof, substitution therefor or in addition thereto shall be held by the Holder as general and continuing security for due payment and performance of all Obligations, including all costs and amounts payable pursuant to this Debenture and interest on the Obligations at the rate or rates applicable thereto. Any and all payments made at any time in respect of the Obligations and the proceeds realized from any securities held therefor (including moneys realized from the enforcement of this Debenture) may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the Obligations as the Holder sees fit. The Holder may hold as additional security any increase or profits or other proceeds realized from the Mortgaged Property (including money) for such period of time as the Holder sees fit. The Corporation shall be accountable for any deficiency and the Holder shall be accountable for any surplus.

Section 3.6    Defeasance.

        Provided that if the Corporation, its successors or assigns or any of them, make or cause to be made due payment or performance of all Obligations, without any reduction or abatement, and all taxes, rates, levies, charges or assessments payable by the Corporation upon or in respect of the Mortgaged Property which the Holder shall have paid or shall have been rendered liable to pay, then everything in this Debenture shall be absolutely null and void and the Holder shall on request and at the expense of the Corporation at that time surrender this Debenture to the Corporation, but until that time it shall remain in full force and effect despite the repayment or satisfaction from time to time of the whole or any part of the Obligations.

Section 3.7    Subordination.

        The Holder’s rights pursuant to this Debenture are subject to the terms of the Subordination Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations and Warranties.

        The Corporation represents and warrants to the Holder as follows:

(a)	Incorporation and Qualification. It is a corporation duly incorporated, organized and validly existing under the laws of the Province of Alberta and is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a material adverse effect on its operations, business, properties or financial condition;

(b)	Corporate Power. It has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under this Debenture;

(c)	Conflict With Other Instruments. The execution and delivery by the Corporation and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, the Debenture will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Holder), (y) the acceleration of the maturity of any debt binding on or affecting the Corporation, or (z) any third party to terminate or acquire rights under any material agreement;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of the Debenture by the Corporation and the performance by the Corporation of its obligations under the Debenture have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Debenture except as are in full force and effect, unamended, at the date of this security agreement;

(e)	Execution and Binding Obligation. This Debenture has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligations of the Corporation enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)	Authorizations, etc. The Corporation possess all authorizations, permits, consents, registrations and approvals necessary to properly conduct its businesses at full operating capacity and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect;

(g)	Ownership and Use of Property. Except for the Permitted Liens, the Corporation has good and marketable title in fee simple to all its real property (collectively, the “Owned Property”) and good and merchantable title to all the tangible and intangible personal property reflected as assets in its books and records. The Corporation owns, leases or has the lawful right to use all of the assets necessary for the conduct of its business at full operating capacity;

(h)	Ownership of Properties. The Corporation (i) does not own any real property other than the Owned Properties, (ii) is not bound by any agreement to lease any real property, and (iii) has not leased any of its Owned Properties;

(i)	Compliance with Laws. Each of the Owned Properties has been used, and the Corporation is, in compliance with all applicable laws, judgments and orders and rulings, guidelines and decisions having force of law;

(j)	No Default. The Corporation is not in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it;

(k)	Books and Records. All books and records of the Corporation have been fully, properly and accurately kept and completed and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Corporation’s books and records and other data and information are available to the Corporation in the ordinary course of its business;

(l)	Tax Liability. The Corporation has filed all tax and information returns which are required to be filed and has paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it other than those in respect of which liability based on such returns is being contesting in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP. Adequate provision for payment has been made for taxes not yet due. There are no tax disputes existing or pending involving the Corporation which could reasonably be expected to have a material adverse effect;

(m)	Disclosure. There is no fact known to the Corporation which could reasonably be expected to have a material adverse effect on its business, operations, properties or financial condition and which has not been fully disclosed to the Holder. No event has occurred which could be reasonably anticipated to have a material adverse effect since the date of last financial statements delivered to the Holder.

Section 4.2    Survival of Representations and Warranties.

        The representations and warranties in this Debenture and in any certificates or documents delivered to the Holder shall not merge in or be prejudiced by and shall survive any advance and shall continue in full force and effect so long as any amounts are owing by the Corporation to the Holder.

ARTICLE 5
COVENANTS

Section 5.1    Affirmative Covenants.

        So long as this Debenture remains outstanding, the Corporation shall:

(a)	Pay Certain Debts. Punctually pay and discharge every obligation, the failure to pay or discharge of which might result in any Lien or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Mortgaged Property and provide to the Holder, when required, evidence of such payment and discharge; provided that the Corporation may, on giving the Holder such security (if any) as the Holder may require, refrain from paying or discharging any obligation, the liability for which is being contested in good faith;

(b)	Corporate Existence. Preserve and maintain its corporate existence and all its rights, licences, powers, privileges, franchises and goodwill;

(c)	Comply with Agreement. Observe and perform all of its obligations and under all material agreements to which it is a party or upon or under which any of the Mortgaged Property is held;

(d)	Carry on Business. Carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Mortgaged Property and income therefrom including collecting all accounts receivable in the ordinary course of business;

(e)	Keeping of Books. Keep proper books of record and account, in which full and correct entries of all transactions in relation to its business are made;

(f)	Compliance With Laws. Comply with the requirements of all applicable laws, judgments, orders, decisions and awards;

(g)	Maintenance of Properties. Make repairs, renewals, replacements, additions and improvements to the Mortgaged Property so that the business may be properly and advantageously conducted at all times in accordance with prudent business management practice;

(h)	Change in Jurisdiction, etc. At least 30 days prior to any of the following changes becoming effective, notify the Holder in writing of (i) any proposed change in the location of any place of business of the Corporation, the chief executive office or head office of the Corporation, any account debtors of the Corporation, and any place where tangible property of the Corporation, is stored, and (ii) any proposed change in the name of the Corporation;

(i)	Pay Taxes. Pay or cause to be paid, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it, and all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and in respect of which the Corporation has established adequate reserves in accordance with generally accepted accounting principles or which are Permitted Liens;

(j)	Notification of Default. Advise the Holder immediately upon becoming aware of any Event of Default (as hereinafter defined) and deliver to the Holder upon request a certificate in form and substance satisfactory to the Holder signed by a senior officer certifying that no Event of Default has occurred or, if such is not the case, specifying all Events of Default and their nature and status;

(k)	Auditors. Retain auditors satisfactory to the Holder at all times;

(l)	Protect Security. Promptly cure or cause to be cured any defects in the execution and delivery of this Debenture or any defects in the validity or enforceability of this Debenture and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents (including the filing of any financing statements or financing change statements) as the Holder may consider necessary or desirable to protect or otherwise perfect the Security Interest;

(m)	Insure. Keep the Mortgaged Property insured in such amounts and against such risks as are consistent with industry standards for similar businesses. The Corporation shall, whenever from time to time requested by the Holder, provide the Holder with satisfactory evidence of such insurance;

(n)	Furnish Proofs. Immediately on the happening of any loss or damage furnish or cause to be furnished at its own expense all necessary proofs and do all necessary acts to enable the Holder to obtain payment of the insurance monies, which, in the sole discretion of the Holder, may be applied in reinstating the insured property or be paid to the Corporation or be applied in payment of the monies owing hereunder, whether due or not then due, or paid partly in one way and partly in another;

(o)	Inspection by the Holder. Allow the Holder and its authorized representatives at any reasonable time to enter the premises of the Corporation in order to inspect the Mortgaged Property and the books and records of the Corporation and make extracts therefrom, and permit the Holder or such representatives prompt access to such other persons as the Holder may deem necessary or desirable for the purposes of inspecting or verifying any matters relating to any part of the Mortgaged Property or the books and records of the Corporation;

(p)	Notice of Litigation and Damage. Promptly give written notice together with a detailed explanation to the Holder of (i) all claims or proceedings pending or threatened against the Corporation which may give rise to uninsured liability in excess of $50,000 or which may have a material adverse effect on the business or operations of the Corporation, and (ii) all damage to or loss or destruction of any property comprising part of the Mortgaged Property which may give rise to an insurance claim in excess of $50,000; and

(q)	Use of Proceeds from New Equity Issue. If at any time from time to time after the date hereof BMG completes a debt or equity offering or any combination thereof (an “Offering”) and, on the date on which such Offering is completed (the “Offering Date”) (i) the Macquarie Debt has been repaid in full and (ii) the Weighted Average Trading Price of the Common Shares is less than US$0.60 on such Offering Date, the Corporation shall, at the option of the Holder in its sole discretion, apply an amount equal to the lesser of: (a) that portion of the net proceeds of the Offering that is equal to the outstanding indebtedness under the Debenture and (b) 25% of the net proceeds of such Offering, to the repayment of the outstanding Obligations.

Section 5.2    Negative Covenants.

        So long as any amount owing under the Note remains unpaid, the Corporation shall not:

(a)	Encumbrances. Create, incur, grant, assume or suffer to exist any mortgages, charges or security interests over the Mortgaged Property other than Permitted Liens;

(b)	Disposal of Assets Generally. Remove, destroy, lease, transfer, assign, sell or otherwise dispose of any of any of the Mortgaged Property, except for (i) bona fide dispositions in the ordinary course of business at fair market value, (ii) Mortgaged Property which has no material economic value in the business of the Corporation or is obsolete;

(c)	Financial Year. Change its financial year end;

(d)	Acquire or Change Business. Purchase, establish or acquire in any manner any new business undertaking or make any change in the nature of the Corporation’s business as presently carried on;

(e)	Transactions with Related Parties. Engage in any transactions with Persons not dealing at arm’s length (as defined in the Income Tax Act (Canada)) with the Corporation except in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Corporation than could be obtained in a comparable arm’s length transaction with another Person;

(f)	Distributions. Declare, make, pay or commit to any form of distribution or reduction of the profits of the Corporation or of its capital, including any (i) any dividend (including stock dividends) or other distribution on any present or future shares, (ii) the purchase, redemption or retirement or acquisition any of its shares, or any option, warrant or other right to acquire any such shares, or apply or set apart any of its assets therefor, (iii) bonuses to shareholders, (iv) payment on account of loans made to shareholders of the Corporation, or (v) payment of any bonuses or management fees;

(g)	Share Capital. Create, allot or issue any shares in its capital, or enter into any agreement, or grant any option, right or privilege, whether pre-emptive, contractual or otherwise for the purchase or other acquisition of shares or securities convertible into shares of the Corporation, amend its articles or by-laws, change its capital structure or enter into any agreement or make any offer to do so;

(h)	Subsidiaries. Except for the acquisition of 1210078 Alberta Ltd., incorporate or acquire any subsidiaries or commence to carry on its business, otherwise than through the Corporation; and

(i)	Compromise of Accounts. Compromise or adjust to compromise or adjust any of its accounts receivable (or extend the time for payment thereof) or grant any discounts, allowances or credits, in each case other than in the normal course of business.

ARTICLE 6
EXCHANGE OF DEBENTURE

Section 6.1    Exchange of Debenture into Common Shares.

(1)	Upon and subject to the provisions and conditions of this Article 6, the Holder shall have the right, at its option, at any time on or prior to the Maturity Date to exchange all or any portion of the principal amount of the Debenture, and all or any portion of the interest accrued thereon into fully paid and non-assessable Common Shares at a an exchange price of $0.50 per Common Share, subject to adjustment in accordance with Article 6 hereof (the “Exchange Price”).

(2)	In the case of any reclassification of the Common Shares at any time outstanding (other than any subdivision or consolidation of Common Shares into a greater or lesser number of Common Shares) or change of the Common Shares into other shares, or in case of a Corporate Reorganization of BMG (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), the Holder shall be entitled to receive upon exchange, and shall accept, in lieu of the number of Common Shares to which it was previously entitled upon such exchange, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date, it had been the registered holder of the number of Common Shares to which it was previously entitled upon exchange. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 6 with respect to the rights and interests thereafter of the Holder so that the provisions set forth in this Article 6 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the exchange of the Debenture. Any such adjustments shall be made by and set forth in a supplemental debenture approved by the [Directors] and the Holder and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(3)	The Holder of the Debenture of which part only is exchanged shall, upon the exercise of the right of exchange, surrender such Debenture to the Corporation, and the Corporation shall cancel the same and shall forthwith certify and deliver to the Holder a new Debenture in an aggregate principal amount equal to the unconverted part of the principal amount of the Debenture so surrendered.

Section 6.2    Manner of Exercise of Right to Exchange for Common Shares.

        The Holder may exercise its rights to exchange by sending to the Corporation at its principal address a notice exercising its right to exchange in accordance with the provisions of this Article 6. Upon receipt of the notice, the Holder shall receive, as soon as practicable thereafter, from the Corporation, a certificate or certificates representing the number of Common Shares into which the Debenture is exchangeable and, if applicable, a cheque for any amount payable under Section 6.5.

Section 6.3    Accrued Interest, etc.

        At the time of the exchange, the Holder shall be entitled to receive accrued and unpaid interest on the Debenture up to but excluding the date of such exchange. Common Shares issued upon such exchange shall rank only in respect of dividends declared in favour of shareholders of record on and after the date of exchange or such later date as the Holder becomes the holder of record of Common Shares pursuant to Section 6.2.

Section 6.4    Adjustment of Exchange Price.

(1)	The Exchange Price in effect at any date shall be subject to adjustment from time to time as in this Section 6.4 provided.

(2)	If and whenever BMG shall (i) subdivide or redivide its outstanding Common Shares into a greater number of shares, (ii) reduce, combine or consolidate its outstanding Common Shares into a smaller number of shares, (iii) issue any Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course), or (iv) the Corporation shall issue Common Shares at any time that this Debenture is outstanding at a price per Common Share (inclusive of commission or underwriting fee) of less than $0.50, the number of Common Shares which may be acquired pursuant to Section 6.1 on the date of the subdivision, redivision, reduction, combination or consolidation or on the record date for the issue of Common Shares by way of a stock dividend, or on the date any such sale of Common Shares is completed, as the case may be, shall be increased, in the case of the events referred to in (i), (iii) and (iv) above, in the proportion which the number of Common Shares outstanding before the subdivision, redivision or dividend bears to the number of Common Shares outstanding after the subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of

Common Shares outstanding before the reduction, combination, or consolidation bears to the number of Common Shares outstanding after the reduction, combination or consolidation. Any issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for the stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 6.4(2).

(3)	In the case of any reclassification of, or other change in, the outstanding Common Shares other than a subdivision, redivision, reduction, combination or consolidation, or issue of Common Shares at a price that is lower than $0.50 per Common Share, the number of Common Shares which may be acquired pursuant to Section 6.1 shall be adjusted in such manner as the Corporation, with the approval of the Holder, determines to be appropriate on a basis consistent with this Section 6.4.

(4)	The Corporation shall give the Holder not less than 30 days written notice prior to the record date of any proposed dividend or other distribution to holders of Common Shares.

(5)	If any question arises with respect to the adjustments provided in this Section 6.4, such question shall be conclusively determined by a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder. Such chartered accountants shall be given access to all necessary records of the Corporation and their determination shall be binding upon the Corporation and the Holder.

Section 6.5    No Requirement to Deliver Fractional Shares.

        The Corporation shall not be required to deliver fractional Common Shares upon the exchange. If any fractional interest in a Common Share would, except for the provisions of this Article 6, be deliverable upon the exchange of the Debenture, the Corporation shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Holder an amount of lawful money of the United States of America equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the principal amount of the Debenture remaining outstanding after so much of the principal amount as may be converted into a whole number of Common Shares has been so converted.

Section 6.6    Certificate as to Adjustment.

        The Corporation shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 6.4, deliver a Certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder and, when approved by the Corporation, shall be conclusive and binding on all parties in interest.

Section 6.7    Notice of Special Matters.

        The Corporation shall give notice to the Holder, in the manner provided in Article 9, of any intention of BMG made known to it to fix a record date for any event mentioned in Section 6.4 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 6.1, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date.

ARTICLE 7
REDEMPTION OF DEBENTURE

Section 7.1    Optional Redemption.

        The Corporation shall have the right at its option, in the manner hereinafter in this Article 7 provided, to redeem prior to the Maturity Date the whole or from time to time any part of the principal amount of the Debenture upon payment of the principal amount thereof to be redeemed together with unpaid interest accrued thereon to the Redemption Date (such principal amount together with such accrued and unpaid interest constituting the “Redemption Price”). The right of the Corporation to redeem the Debenture shall only be applicable where the Weighted Average Trading Price of the Common Shares is below US$0.60 per Common Share.

Section 7.2    Places of Payment.

        The Redemption Price of the Debenture shall be payable upon presentment and surrender thereof at the place where the principal of such Debenture is expressed to be payable and at such other places, if any, as may be specified in the notice of redemption.

Section 7.3    Partial Redemption.

        The Holder of the Debenture shall, upon presentment of such Debenture and receipt of the moneys payable to the Holder by reason of such partial redemption, surrender such Debenture to the Corporation and the Corporation shall cancel the same and shall forthwith certify and deliver to the Holder a new Debenture in an aggregate principal amount equal to the unredeemed part of the principal amount of the Debenture so surrendered.

Section 7.4    Notice of Redemption.

        Notice of redemption of the Debenture shall be given to the Holder by the Corporation not less than 30 days and not more than 60 days prior to the applicable Redemption Date, in the manner provided in Section 10.5. Such notice shall specify the aggregate principal amount of the Debenture, the Redemption Date, the Redemption Price and the place of payment and shall state that interest upon the principal amount of the Debenture shall cease to be payable from and after the Redemption Date and that the right, if any, to convert the principal of the Debenture to be so redeemed will terminate and expire at 4:00 p.m. (Toronto time) on the Business Day immediately preceding the Redemption Date unless the Corporation shall default in the payment of the Redemption Price for the Debenture.

Section 7.5    Payment of Redemption Price.

        Upon notice being given in accordance with Section 7.4, the Redemption Price in respect of the Debenture shall be and become due and payable on the Redemption Date and with the same effect as if it were the Maturity Date specified in such Debenture, anything therein or herein to the contrary notwithstanding and, from and after such Redemption Date, if the moneys necessary to redeem the Debenture shall have been deposited as hereinafter provided interest upon the principal amounts so becoming due and payable shall cease to accrue and the Debenture shall not be considered as outstanding hereunder.

Section 7.6    Cancellation of Retired Debenture.

        Subject to the provisions of Section 7.3 as to where the Debenture is redeemed in part, the Debenture redeemed in whole or in part under the provisions of this Article 7 shall be forthwith delivered to and cancelled by the Trustee.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1    Events of Default.

        The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)	If the Corporation fails to pay any principal, interest or other amounts payable under this Debenture when such amounts become due and payable;

(b)	If any representation or warranty made or deemed to be made by the Corporation or BMG in this Debenture, any other Transaction Document or in any certificate, statement or report furnished in connection therewith is found to be false or incorrect in any way so as to make it materially misleading when made or deemed to be made;

(c)	If the Corporation fails to perform, observe or comply with any covenants contained in Section 5.1 or Section 5.2 or Article 6, or BMG fails to perform, observe or comply with any covenants in the Guarantee, the GSA or the Support Agreement;

(d)	If the Corporation fails to perform, observe or comply with any other term, covenant or agreement contained in this Debenture and such failure remains unremedied for 10 days;

(e)	If Corporation fails to pay the principal of, or premium or interest on, any of its debt (other than this Debenture) which is outstanding in an aggregate principal amount exceeding $50,000 when such amount becomes due and payable (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the debt without waiver of failure by the holder of the debt; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement relating to any such debt without waiver by the holder of the debt, if its effect is to accelerate, or permit the acceleration of the debt; or any such debt shall be declared to be due and payable prior to its stated maturity and the declaration has not been rescinded by the holder of the debt;

(f)	If any judgment or order for the payment of money in excess of $50,000 is rendered against the Corporation and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)	If the Corporation (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of

30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions; or

(h)	If any financial statement provided by the Corporation to the Holder is false or misleading in any material respect.

Section 8.2    Consequences of an Event of Default.

        Upon the occurrence of any Event of Default, all Obligations and all monies secured hereby shall at the option of the Holder become forthwith due and payable and all of the rights and remedies hereby conferred in respect of the Mortgaged Property shall become immediately enforceable and any and all additional and collateral securities for payment of this Debenture shall become immediately enforceable. In addition, upon and subject to the manner of exercise set out in Section 6.2 of this Debenture, the Holder shall have the right to exchange all or any portion of the principal amount of the Debenture, and all or any portion of the interest accrued thereon into fully paid and non-assessable Common Shares at a exchange price which will be the lower of US$0.60 and the Weighted Average Trading Price per Common Share.

ARTICLE 9
ENFORCEMENT

Section 9.1    Remedies.

        Whenever the Security Interest has become enforceable, the Holder may realize upon the Mortgaged Property and enforce its rights by:

(a)	Entry onto any premises where Mortgaged Property consisting of tangible personal property may be located;

(b)	Entry into possession of the Mortgaged Property by any method permitted by law;

(c)	Sale or lease of all or any part of the Mortgaged Property;

(d)	Collection of any proceeds arising in respect of the Mortgaged Property;

(e)	Collection, realization or sale of, or other dealing with, the accounts;

(f)	Appointment by instrument in writing of a receiver (which term as used in this security agreement includes a receiver and manager) or agent of all or any part of the Mortgaged Property and removal or replacement from time to time of any receiver or agent;

(g)	Institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Mortgaged Property;

(h)	Institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Mortgaged Property;

(i)	Filing of proofs of claim and other documents to establish claims to the Mortgaged Property in any proceeding relating to the Corporation; and

(j)	Any other remedy or proceeding authorized or permitted under the Personal Property Security Act (British Columbia) or otherwise by law or equity.

Such remedies may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Holder however created. The Holder shall not be bound to exercise any right or remedy, and the exercise of rights and remedies shall be without prejudice to the rights of the Holder in respect of the Obligations including the right to claim for any deficiency.

Section 9.2    Additional Rights.

        In addition to the remedies set forth in Section 9.2, the Holder may, whenever the Security Interest has become enforceable:

(a)	Require the Corporation, at the Corporation’s expense, to assemble the Mortgaged Property at a place or places designated by notice in writing and the Corporation agrees to so assemble the Mortgaged Property;

(b)	Require the Corporation, by notice in writing, to disclose to the Holder the location or locations of the Mortgaged Property and the Corporation agrees to make such disclosure when so required;

(c)	Repair, process, modify, complete or otherwise deal with the Mortgaged Property and prepare for the disposition of the Mortgaged Property, whether on the premises of the Corporation or otherwise;

(d)	Carry on all or any part of the business of the Corporation and, to the exclusion of all others including the Corporation, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Corporation for such time as the Holder sees fit, free of charge, and the Holder shall not be liable to the Corporation for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(e)	Borrow for the purpose of carrying on the business of the Corporation or for the maintenance, preservation or protection of the Mortgaged Property and grant a security interest in the Mortgaged Property, whether or not in priority to the Security Interest, to secure repayment; and

(f)	Commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Mortgaged Property, and give good and valid receipts and discharges in respect of the Mortgaged Property and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Corporation.

Section 9.3    Receiver’s Powers.

(1)	Any receiver appointed by the Holder shall be vested with the rights and remedies which could have been exercised by the Holder in respect of the Corporation or the Mortgaged Property and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration shall be within the sole and unfettered discretion of the Holder.

(2)	Any receiver appointed by the Holder shall act as agent for the Holder for the purposes of taking possession of the Mortgaged Property, but otherwise and for all other purposes (except as provided below), as agent for the Corporation. The receiver may sell, lease, or otherwise dispose of Mortgaged Property as agent for the Corporation or as agent for the Holder as the Holder may determine in its discretion. The Corporation agrees to ratify and confirm all actions of the receiver acting as agent for the Corporation, and to release and indemnify the receiver in respect of all such actions.

(3)	The Holder, in appointing or refraining from appointing any receiver, shall not incur liability to the receiver, the Corporation or otherwise and shall not be responsible for any misconduct or negligence of such receiver.

Section 9.4    Appointment of Attorney.

        The Corporation irrevocably appoints the Holder (and any of its officers) as attorney of the Corporation (with full power of substitution) to do, make and execute, in the name of and on behalf of the Corporation, upon the occurrence and during the continuance of an Event of Default all such further acts, documents, matters and things which the Holder may deem necessary or advisable to accomplish the purposes of this security agreement including the execution, endorsement and delivery of documents and any notices, receipts, assignments or verifications of the accounts. All acts of the attorney are ratified and approved, and the attorney shall not be liable for any act, failure to act or any other matter or thing, except for its own gross negligence or wilful misconduct.

Section 9.5    Dealing with the Mortgaged Property.

(1)	The Holder shall not be obliged to exhaust its recourse against the Corporation or any other person or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Mortgaged Property in such manner as the Holder may consider desirable.

(2)	The Holder may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other persons, sureties or securities as it may see fit without prejudice to the Obligations, the liability of the Corporation or the rights of the Holder in respect of the Mortgaged Property.

(3)	Except as otherwise provided by law or this Debenture, the Holder shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Mortgaged Property, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Mortgaged Property or for the purpose of preserving any rights of any persons in respect of the Mortgaged Property, (iii) responsible for any loss occasioned by any sale or other dealing with the Mortgaged Property or by the retention of or failure to sell or otherwise deal with the Mortgaged Property, or (iv) bound to protect the Mortgaged Property from depreciating in value or becoming worthless.

Section 9.6    Standards of Sale.

        Without prejudice to the ability of the Holder to dispose of the Mortgaged Property in any manner which is commercially reasonable, the Corporation acknowledges that:

(a)	Mortgaged Property may be disposed of in whole or in part;

(b)	Mortgaged Property may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	Any assignee of such Mortgaged Property may be a customer of the Holder;

(d)	A disposition of Mortgaged Property may be on such terms and conditions as to credit or otherwise as the Holder, in its sole discretion, may deem advantageous; and

(e)	The Holder may establish an upset or reserve bid or price in respect of Mortgaged Property.

Section 9.7    Dealings by Third Parties.

(1)	No person dealing with the Holder, or an agent or receiver shall be required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Holder by the Corporation, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Agent or any Holder with the Mortgaged Property, or (vi) how any money paid to the Agent or Holder has been applied.

(2)	Any purchaser of all or any part of the Mortgaged Property from the Holder or any receiver or agent shall hold the Mortgaged Property absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Corporation, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which the Corporation has or may have under any rule of law or statute now existing or hereafter adopted.

ARTICLE 10
MISCELLANEOUS

Section 10.1    Waiver.

(1)	No amendment or waiver of any provision of this Debenture, nor consent to any departure by the Corporation or any other Person from such provisions, is effective unless in writing and approved by the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Debenture shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Debenture preclude any other or further exercise of such right or the exercise of any other right.

Section 10.2    Other Securities.

        The rights of the Holder shall not be prejudiced nor shall the liabilities of the Corporation or of any other person be reduced in any way by the taking of any other security of any nature or kind whatsoever either before, at or after the time of execution of this Debenture.

Section 10.3    Power of Attorney.

        The Corporation irrevocably appoints the Holder and its officers from time to time or any of them to be the attorneys of the Corporation in the name of and on behalf of the Corporation to execute, from and after the occurrence of an Event of Default which is continuing, such deeds, transfers, conveyances, assignments, assurances and things which the Corporation ought to execute and do under the covenants and provisions herein contained and generally to use the name of the Corporation in the exercise of all or any of the powers hereby conferred on the Holder.

Section 10.4    Holder May Remedy Default.

        If the Corporation fails to do anything hereby required to be done by it the Holder may, but shall not be obliged to, do such thing and all sums thereby expended by the Holder shall be payable forthwith by the Corporation, shall be secured hereby and shall have the benefit of the lien hereby created, but no such performance by the Holder shall be deemed to relieve the Corporation from any default hereunder.

Section 10.5    Notices, etc.

        Any notice, direction or other communication to be given under this Debenture shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)	to the Corporation at:

#1003, 409 Granville St. Vancouver, B.C. V6C 1T2 Attention: President Facsimile: (604) 687-4655

(b)	to the Holder at:

220 Bay Street 5th Floor Toronto, Ontario Canada M5J 2W4 Attention: Grant Edey

Facsimile: (416) 360-4750

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 10.6    Severability.

        If any provision of this Debenture is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 10.7    Indemnification.

        The Corporation agrees to indemnify the Holder from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of the Holder or any of its employees or a material breach by the Holder of any of its covenants contained herein) which may be imposed on, incurred by, or asserted against the Holder and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

Section 10.8    Successors and Assigns, etc.

        This Debenture may be assigned by the Holder with the consent of the Corporation, not to be unreasonably withheld. This Debenture and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns. The Holder is the person entitled to receive the money payable hereunder and to give a discharge hereof. Presentment, notice of dishonour, protest and notice of protest hereof are hereby waived.

Section 10.9    Expenses.

        All reasonable legal and accounting expenses incurred by the Holder, or the Corporation in connection with the transactions contemplated in this Debenture shall be paid by the Corporation.

Section 10.10    Governing Law.

        This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 10.11    Counterparts.

        This Debenture may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

        IN WITNESS WHEREOF the parties have executed this Agreement.

1212500 ALBERTA LTD.

By:  ____________________________________
       Authorized Signing Officer

By:  ____________________________________
       Authorized Signing Officer

IAMGOLD CORPORATION

By:  ____________________________________
       Authorized Signing Officer

By:  ____________________________________
       Authorized Signing Officer